Exhibit 10.22

August 1, 2025

Peter Sachse
Via E-mail: [***]

Dear Peter,

It is a pleasure to confirm your appointment to the position of Executive Chairman of the Board of Directors (the “Board”) of Tailored Brands, Inc., a Delaware corporation (the “Company”) effective as of August 5, 2025 (the “Effective Date”).

The Company is pleased to confirm the following terms of your appointment as Executive Chairman of the Board.

Fees:	You will receive cash payments for your service as Executive Chairman of the Board in accordance with the Company’s Director Non-Equity Compensation Policy (as may be in effect from time to time during your Board service) (the “Compensation Policy”). The Compensation Policy as of the Effective Date provides for a $100,000 annual cash fee for director service and a $100,000 annual cash fee for service as Chairman. You will also receive an additional annual cash fee of $50,000 for your Board service, for an aggregate annual cash compensation of $250,000. Fees shall be prorated for any partial year of service and shall be paid quarterly in advance of the applicable quarterly service period. The Board may amend the Compensation Policy from time to time.

Board Meetings; Expenses:	You will be expected to attend (in person or telephonically) all meetings of the Board and any committee of the Board on which you serve. You will be eligible for reimbursement for reasonable business expenses incurred in connection with and during your service on the Board.

Equity Award:	You will be entitled to receive one-time grants of restricted stock units under the Company’s 2021 Equity Incentive Plan (the “2021 MEIP”) and 2024 Equity Incentive Plan (the “2024 MEIP”), as applicable, pursuant to award agreements substantially in the forms attached hereto as Exhibits A-1, A-2, A-3 and A-4 (collectively, the “RSU Awards”) within 30 days following the Effective Date. The RSU Awards will be subject to the terms and conditions of the 2021 MEIP or 2024 MEIP, as applicable, and the applicable award agreement.

Benefits/Withholding Taxes:	As a non-employee member of the Board, (i) you will not be entitled to participate in the Company’s (or any of its affiliates’) employee benefit plans and (ii) you will have full responsibility, and neither the Company nor any of its affiliates shall have any responsibility, for satisfying any liability for any federal, state or local income or other taxes required by law to be paid with respect to any compensation paid hereunder, or in respect of any equity-based awards that you receive from the Company or any affiliate.

Indemnification:	You will be subject to the Company’s standard indemnification rights on the same terms as provided to other members of the Board and as set forth in an indemnification agreement, substantially in the form set forth as Exhibit B attached hereto.

Term:	You understand that your services hereunder will be terminable “at will,” which means that you may be removed from your position at any time by the shareholders of the Company and/or the Board and you may resign from your position for any reason at any time by providing written notice to the Company. Fees payable to you hereunder will cease upon the termination of your membership on the Board for any reason whatsoever.

This letter will automatically terminate upon an initial public offering of the Company or a subsidiary but you will continue to remain a member of the Board (unless removed by shareholders or the Board). Following an initial public offering, fees for your services as a member of the Board will be determined by the board of the public entity.

This letter, including Exhibits A-1, A-2, A-3, A-4 and B, contains the entire understanding of the parties with respect to your service on the Board as Executive Chairman and your compensation therefor, and supersedes all prior agreements and understandings (including, without limitation, any verbal agreements or understandings) between you and the Company related to you service as Executive Chairman of the Board. If the Company or any of its affiliates is or becomes a party to one or more agreements with you, such other agreement(s) shall remain in full force and effect and continue in addition to this letter, including, without limitation, any covenants pertaining to confidentiality and nondisclosure applicable to you.

You hereby acknowledge and agree that your services as described herein do not violate or conflict with any agreement, arrangement, or other obligation (whether legal or fiduciary) to which you are subject, and in the event that, during your period of service on the Board, there is a potential conflict of interest, you will report the conflict to the Board as promptly as possible and excuse yourself from dealings on that matter until such time as the Board provides direction to proceed.

If you agree with the terms and conditions set forth in this letter, please indicate your acceptance by signing the acknowledgement at the bottom of this letter and returning a copy to me as Chair of the Board, with a copy to Yen Chu, the Company’s EVP, Chief Legal Officer and Corporate Secretary, at [***] for the Company’s files (electronic form permissible).

[Signature Page(s) to Follow]

Sincerely,

TAILORED BRANDS, INC.

/s/ Sean Mahoney
Sean Mahoney
Chair of the Board

[Signature Page to Director Appointment Letter]

ACKNOWLEDGEMENT AND ACCEPTANCE
OF
APPOINTMENT

I, Peter Sachse, hereby acknowledge acceptance of the appointment as outlined in the attached letter, dated August 1, 2025 (the “Letter”), for the position of Executive Chairman of the Board of Directors of Tailored Brands, Inc. I accept the appointment under the terms and conditions set forth in the Letter, as of the Effective Date (as set forth in the Letter).

/s/ Peter Sachse	Aug-04-2025
Peter Sachse	Date